Exhibit 8.1
[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]
January 31, 2008
M&T Bank Corporation
One M&T Plaza 1680 M&T Drive
Buffalo, NY 14203
Ladies and Gentlemen:
     We have acted as special counsel to M&T Bank Corporation, a New York corporation (the “Company”), in connection with the offering by M&T Capital Trust IV (the “Trust”), a Delaware statutory trust, pursuant to a registration statement on Form S-3 (No. 333-122147), of $350 million of the Trust’s 8.50% Enhanced Trust Preferred Securities (liquidation amount $25 per security) (the “Securities”). Such registration statement, as amended as of its most recent effective date (January 24, 2008), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein and Exhibit 25 and any related “305B2” filing, is herein called the “Registration Statement;” the related prospectus dated February 14, 2005, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated January 23, 2008, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated January 24, 2008, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” This letter is furnished to you pursuant to Section 6 of the underwriting agreement dated January 24, 2008 (the “Underwriting Agreement”) among the Company, the Trust and the underwriters named in Schedule I thereto (the “Underwriters”).
In arriving at the opinions expressed below, we have reviewed the following documents:
a)	the Registration Statement and the documents incorporated by reference therein;

b)	the Pricing Prospectus and the documents incorporated by reference therein;

c)	the Final Prospectus and the documents incorporated by reference therein;

d)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee;

e)	a copy of the Indenture and Supplemental Indenture;

f)	a copy of the Amended and Restated Trust Agreement; and

g)	two Letters of Representations from the Company to us, dated January 31, 2008, in connection with the offering of the JSDs, one of which is made in reliance upon representations made by Citigroup Global Markets Inc. and UBS Securities LLC in a letter to the Company dated as of January 31, 2008.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.	Under current law and assuming full compliance with the terms of the Amended and Restated Trust Agreement, the Indenture and Supplemental Indenture and other relevant documents, the Trust will be classified for U.S. federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

2.	Although the discussion set forth in the Final Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the JSDs to holders of the JSDs, insofar as such discussion purports to summarize certain federal income tax laws of the United States, it constitutes a fair summary of the principal U.S. federal income tax consequences of an investment in the JSDs.
      In rendering the opinions expressed above, we have, without independent investigation, assumed the completeness, authenticity and validity of all such documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and have assumed that the respective parties thereto and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of, and statements made in, such documents. In addition, we have assumed the accuracy of the Letters of Representations and other information provided to us by the Company. We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     The foregoing opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America.
     We are furnishing this opinion letter to you, solely for your benefit in connection with the offering of the JSDs. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose; provided however, that this opinion may be furnished to, but not relied upon by, any governmental regulatory authority having jurisdiction over you. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Erika W. Nijenhuis

Erika W. Nijenhuis, a Partner